Exhibit 2.1

Execution Version

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”), dated as of August 27, 2026, is made and entered into by and among Element Solutions Inc, a Delaware corporation (the “Company”), Solstice Advanced Materials Inc., a Delaware corporation (“Parent”), Solar Merger Sub One Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub One”), Solar Merger Sub Two LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub Two”) (together with Merger Sub One, the “Merger Subs” and, together with the Company, Parent and the Merger Subs, the “Parties” and each, a “Party”). Capitalized terms used but not defined herein have the respective meanings given to them in that certain Agreement and Plan of Merger, dated as of July 6, 2026, by and among the Parties (the “Merger Agreement”).

WHEREAS, the Parties entered into the Merger Agreement;

WHEREAS, Section 8.1(a) of the Merger Agreement provides that the Merger Agreement may be terminated with the mutual written consent of Parent and the Company;

WHEREAS, the Parties have determined that they desire to terminate the Merger Agreement by mutual consent on the terms and conditions set forth herein; and

WHEREAS, the respective boards of directors (or equivalent bodies) of Parent, Merger Sub One, Merger Sub Two and the Company approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.             Termination. Pursuant to Section 8.1(a) of the Merger Agreement, the Parties hereby agree that the Merger Agreement, including all schedules and exhibits thereto, and all ancillary agreements entered into by them pursuant thereto (except for the Confidentiality Agreement) (collectively, the “Transaction Documents”), are hereby terminated effective immediately as of 4:00 p.m. Eastern Daylight Time on the date hereof (the “Termination Time”), and, notwithstanding anything to the contrary in the Transaction Documents, including Section 8.2 of the Merger Agreement, the Transaction Documents are terminated in their entirety and shall be of no further force or effect whatsoever (the “Termination”); provided that Section 8.3(a) and Section 9 of the Merger Agreement and the Confidentiality Agreement shall each remain in full force and effect in accordance with their respective terms.

2.             Mutual Release; Disclaimer of Liability. Each of Parent, the Merger Subs and the Company, each on behalf of itself and each of its respective successors and past and present subsidiaries, Affiliates, assignees, officers, directors, employees, controlling persons, Representatives, agents, attorneys, auditors, stockholders, equity holders and advisors, and any family member, spouse, heir, trust, trustee, executor, estate, administrator, beneficiary, foundation, fiduciary, predecessors, successors and assigns of each of them (the “Releasors”), does, to the fullest extent permitted by Legal Requirements, hereby fully release, forever discharge and covenant not to sue any other Party, any of their respective successors and past and present subsidiaries, Affiliates, assignees, officers, directors, employees, controlling persons, Representatives, agents, attorneys, auditors, stockholders, equity holders and advisors, and any family member, spouse, heir, trust, trustee, executor, estate, administrator, beneficiary, foundation, fiduciary, predecessors, successors and assigns of each of them (collectively the “Releasees”), from and with respect to any and all past, present, direct, indirect, individual, class, representative and derivative liability, claims, rights, actions, causes of action, suits, liens, obligations, accounts, debts, losses, demands, judgments, remedies, agreements, promises, liabilities, covenants, controversies, costs, charges, damages, expenses and fees (including attorney’s, financial advisor’s or other fees) (“Claims”), howsoever arising, of every kind and nature, whether based on any Legal Requirement or right of action (including any claims under federal securities laws or state disclosure laws or any claims that could be asserted derivatively on behalf of the Parties), known or unknown, asserted or that could have been asserted, matured or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, foreseen or unforeseen, apparent or not apparent, which Releasors, or any of them, ever had or now have or can have or shall or may hereafter have against the Releasees, or any of them, in connection with, arising out of, based upon or related to, directly or indirectly, the Transaction Documents (other than Section 8.3(a) and Section 9 of the Merger Agreement), including any breach, non-performance, action or failure to act under the Transaction Documents, the proposed Mergers, the events leading to the termination of the Merger Agreement or any other Transaction Documents, any deliberations or negotiations in connection with the proposed Mergers or this Agreement, the consideration to have been received by the Company’s stockholders in connection with the proposed Mergers, and any SEC filings, public filings, periodic reports, press releases, proxy statements or other statements issued, made available or filed relating, directly or indirectly, to the proposed Mergers. The release contemplated by this Section 2 is intended to be as broad as permitted by Legal Requirements and is intended to, and does, extinguish all Claims of any kind whatsoever, whether in law or equity or otherwise, that are based on or relate to facts, conditions, actions or omissions (known or unknown) that have existed or occurred at any time to and including the Termination Time. Each of the Releasors hereby expressly waives to the fullest extent permitted by Legal Requirements any rights it may have under any statute or common law principle under which a general release does not extend to claims which such Party does not know or suspect to exist in its favor at the time of executing the release, including the provisions, rights and benefits of California Civil Code section 1542 (or any similar Legal Requirement), which provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Nothing in this Section 2 shall (i) apply to any action by any Party to enforce the rights and obligations imposed pursuant to this Agreement or the Confidentiality Agreement or (ii) constitute a release by any Party for any Claim arising under this Agreement or the Confidentiality Agreement.

3.             Public Statements. Parent and the Company and their respective Affiliates shall not issue any press releases or otherwise make public announcements with respect to the Mergers, the Merger Agreement or the termination of the Merger Agreement without the other Party’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) in each case except (i) to the extent consistent with the press materials of each Party agreed upon as of the date hereof by the Parties in connection with this termination, and (ii) as such release or public statement may be required by Legal Requirements or by the rules or regulations of any United States securities exchange to which the relevant Party is subject, in which case such Party shall use its reasonable best efforts to consult with the other Party in advance of such release or announcement.

4.             Filing Fees. Notwithstanding the Termination, Parent shall remain responsible for all filing fees incurred by the Parties in connection with the filing of the premerger notification and report forms relating to the Mergers under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust or competition-related law or regulation or other Legal Requirement, consistent with Section 8.3(a) of the Merger Agreement.

5.             Return or Destruction of Evaluation Material; Confidentiality Agreement.

(a)            Within ten Business Days of the date hereof, each Party shall, and shall cause its respective Affiliates, Representatives and advisors to, return to the other Party or destroy all Confidential Information (as defined in the Confidentiality Agreement), including information received after the date of the Merger Agreement pursuant to the Merger Agreement and/or integration planning, in each case, in accordance with and subject to the limitations set forth in Section 7 of the Confidentiality Agreement.

(b)            The Confidentiality Agreement shall continue in full force and effect in accordance with the terms thereof.

6.                  General Provisions.

(a)            Representations and Warranties.

(i)                Company Authority. The Company hereby represents and warrants to Parent and the Merger Subs as follows: The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by the board of directors of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and the Merger Subs, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(ii)              Parent and the Merger Subs Authority. Parent and the Merger Subs each hereby represents and warrants to the Company as follows: Each of Parent and the Merger Subs has all requisite corporate or similar power and authority, and has taken all corporate or other action necessary, to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each of Parent and the Merger Subs and the consummation by each of Parent and the Merger Subs of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the boards of directors of Parent and the Merger Subs. This Agreement has been duly and validly executed and delivered by each of Parent and the Merger Subs and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and the Merger Subs enforceable against each of Parent and the Merger Subs in accordance with its terms, subject to the Enforceability Exceptions.

Except as expressly set forth in this Section 6(a), no Party makes additional representations or warranties express, implied or statutory as to any other matter whatsoever.

(b)           Further Assurances. Each Party shall, and shall cause its subsidiaries and Affiliates to, cooperate with each other in the taking of all actions reasonably necessary, proper or advisable under this Agreement and applicable Legal Requirements to effectuate the Termination.

(c)           Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

(d)           Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section 2, with respect to which each Releasee is an expressly intended third-party beneficiary thereof; provided, however, that only a Party hereto can enforce this Agreement on behalf of any Releasee relating to such Party.

(e)           Assignment. Neither this Agreement nor any of Parties’ rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by any Party without the other Party’s prior written consent shall be void and of no effect.

(f)            Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format shall be sufficient to bind the parties to the terms of this Agreement.

(g)           Miscellaneous. The last sentence of Section 9.1 and Sections 9.2, 9.5, 9.8, 9.9, and 9.11 of the Merger Agreement shall apply, mutatis mutandis, to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub One, Merger Sub Two, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Solstice Advanced Materials Inc.

By:	/s/ David Sewell
Name: David Sewell
Title: President and Chief Executive Officer

Solar Merger Sub One Inc.

By:	/s/ Brian Rudick
Name: Brian Rudick
Title: President

Solar Merger Sub Two LLC

By:	/s/ Brian Rudick
Name: Brian Rudick
Title: President

Element Solutions Inc

By:	/s/ Ben Gliklich
Name: Ben Gliklich
Title: Chief Executive Officer

[Signature Page to Termination Agreement]